Exhibit 99.3
Repros Therapeutics Inc. Announces That the Results of the European Trial
Demonstrating Uterine Fibroid Size Reduction in Patients Administered Proellex®
Will Be in Print in August 2008
THE WOODLANDS, Texas—(BUSINESS WIRE)—Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced that the results of the initial Phase I/II clinical trial of Proellex® which was conducted in Europe are to be published in US Obstetrics and Gynecology Review in early August. In this study, women with fibroids were treated with Lucrin® (also known as Lupron®), one of three doses of Proellex, or placebo. Decreases in fibroid size were detected by ultrasound and there was a notable reduction in vaginal bleeding. The drug appeared in the blood within an hour of oral treatment and the two highest doses were roughly comparable in terms of blood levels although the highest level used (50mg per day) appeared to exert its effects on fibroid size within one month. Few adverse events could be attributed to Proellex. Pre-prints will be available in limited numbers on July 24th (at Repros’ Analyst Day Meeting see www.reprosrx.com) and will be widely available after August 1st from the company and elsewhere as Wiehle et al. 2008 US Obstet Gynecol Rev 3(1), 17-20.
Joseph S. Podolski commented, “This was our initial study of the effects of Proellex in women and it gave us confidence that the drug was very likely to be effective and worthy of further development. Phase I trials are usually conducted in healthy individuals but we chose a population of women who had fibroids — a debilitating but not life-threatening condition which we believed could be relieved by a progesterone response modulator (PRM) such as Proellex. We believe that these data and the subsequent studies conducted in larger cohorts of women with fibroids and in women with endometriosis demonstrate that PRMs can be highly effective. Our more recent trials that have shown only benign effects on the endometrium enhance the use of Proellex. Consistent throughout our studies so far has been the underlying theme for Proellex as an agent that is pro-apoptotic without proliferative effects.” He has previously noted that the Company’s pivotal Phase 3 efficacy and long-term safety studies all include endometrial biopsies and that these findings will be strengthened by continued observations which should further support Proellex as an effective and safe therapy in the treatment of a variety of female disorders.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.

Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447